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                                                                    EXHIBIT (11)


                            BUCKEYE PARTNERS, L.P.
                       COMPUTATION OF EARNINGS PER UNIT
             (In thousands, except for Units and per Unit amounts)
                                  (Unaudited)

                                                 Quarter Ended                 Six Months Ended
                                                    June 30,                       June 30,
                                          ---------------------------     ---------------------------
                                               1995          1994             1995            1994
                                               ----          ----             ----            ----
Income before extraordinary charge        $    12,535     $    12,013     $    23,940     $    23,797
Extraordinary charge on early
  extinguishment of debt                            -               -               -          (1,569)
                                          -----------     -----------     -----------     -----------

Net income                                $    12,535     $    12,013     $    23,940     $    22,228
                                          ===========     ===========     ===========     ===========

Primary earnings per Unit:
  Income before extraordinary charge      $      1.03     $      0.99     $      1.97     $      1.96
  Extraordinary charge on early
    extinguishment of debt                          -               -               -           (0.13)
                                          -----------     -----------     -----------     -----------

  Net income                              $      1.03     $      0.99     $      1.97     $      1.83
                                          ===========     ===========     ===========     ===========

Fully-diluted earnings per Unit:
  Income before extraordinary charge      $      1.03     $      0.99     $      1.97     $      1.96
  Extraordinary charge on early
    extinguishment of debt                          -               -               -           (0.13)
                                          -----------     -----------     -----------     -----------

  Net income                              $      1.03     $      0.99     $      1.97     $      1.83
                                          ===========     ===========     ===========     ===========

Weighted average number of Units
 outstanding:
  Units outstanding at June 30             12,146,152      12,130,480      12,142,637      12,125,845
  Exercise of Options reduced by the
    number of Units purchased with
    proceeds (Primary)                         15,982          20,611          16,610          23,225
                                          -----------     -----------     -----------     -----------
  Total Units outstanding - Primary        12,162,134      12,151,091      12,159,247      12,149,070
                                          ===========     ===========     ===========     ===========

  Units outstanding at June 30             12,146,152      12,130,480      12,142,637      12,125,845
  Exercise of Options reduced by the
    number of Units purchased with
    proceeds (Fully-diluted)                   15,990          20,592          17,632          23,067
                                          -----------     -----------     -----------     -----------
  Total Units outstanding -
    Fully-diluted                          12,162,142      12,151,072      12,160,269      12,148,912
                                          ===========     ===========     ===========     ===========

Although not required to be presented in the income statement under provisions of APB Opinion No. 15, this calculation is submitted in accordance with Regulations S-K item 601(b)(11).